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                                                                     EXHIBIT 2.1


                                STATE OF FLORIDA
                               ARTICLES OF MERGER
                                       OF
                           COAST DENTAL SERVICES, INC.
                             a Delaware corporation

                                      INTO

                         COAST FLORIDA ACQUISITION, INC.
                              a Florida corporation

         Pursuant to Florida Statutes Section 607.1101 entitled "Merger", the undersigned corporations adopt the following Articles of Merger:

         FIRST: The Agreement and Plan of Merger ("Plan of Merger") attached hereto as Exhibit A was adopted by the Board of Directors and the shareholders of Coast Dental Services, Inc., a Delaware corporation (the "Merged Corporation") as of April 22, 2002 and August 2, 2002, respectively. The Plan of Merger was adopted by the Board of Directors of Coast Florida Acquisition, Inc., a Florida corporation (the "Surviving Corporation"), as of August 29, 2002. The shareholders of the Surviving Corporation were not required to approve the Plan of Merger.

         SECOND: The Effective Date and Time of these Articles of Merger shall be the date these Articles of Merger are filed with the State of Florida in accordance with Florida Statutes Chapter 607.

         IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger this 29th day of August, 2002.

                                MERGED CORPORATION:

                                COAST DENTAL SERVICES, INC.


                                By:   /S/ TEREK DIASTI
                                   ------------------------------------------
                                         Terek Diasti
                                         Chief Executive Officer

                                SURVIVING CORPORATION:

                                COAST FLORIDA ACQUISITION, INC.


                                By:    /S/ TEREK DIASTI
                                   ------------------------------------------
                                          Terek Diasti
                                          Chief Executive Officer

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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2002 (this "Agreement"), is entered into by and between Coast Dental Services, Inc., a Delaware corporation ("CDS"), and Coast Florida Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of CDS ("Coast Florida" or the "Surviving Corporation", and together with CDS, the "Constituent Corporations").

                                    RECITALS

         A. The Boards of Directors of CDS and Coast Florida desire that CDS merge with and into Coast Florida pursuant to the terms and conditions of this Agreement and in accordance with Section 607.1107 of the Florida Business Corporation Act (the "FBCA") and Section 252 of the Delaware General Corporation Law (the "DGCL"), and have adopted and approved this Agreement in accordance with Section 607.1103 of the FBCA and Section 252 of the DGCL, respectively.

         B. CDS, as the sole shareholder of Coast Florida, has adopted and approved this Agreement in accordance with Section 607.1107 of the FBCA.

         C. CDS intends to solicit, at its 2002 annual meeting of shareholders (the "Annual Meeting"), the approval of this Agreement by the holders of CDS Shares (as defined below) entitled to vote thereon in accordance with Section 252 of the DGCL.

                                    AGREEMENT

         In consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties hereto agree as follows.

         1. RECITALS. The foregoing recitals are true and correct and are incorporated herein by reference.

         2. MERGER. CDS shall be merged with and into Coast Florida (the "Merger"). Coast shall be the surviving corporation in the Merger, and at the Effective Time (as defined below), the separate existence of CDS shall cease. The corporate existence of Coast Florida, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and as the surviving corporation it shall succeed to all the rights, assets, liabilities and obligations of CDS as and to the extent provided in Section 607.1106 of the FBCA and Section 259 of the DGCL.


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                                   EXHIBIT "A"
         3. EFFECTIVE TIME. The Merger shall become effective immediately upon the later of the parties hereto causing the filing of this Agreement with (i) a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in with, Section 252 of the DGCL and
(ii) articles of merger with the Department of State of the State of Florida, in such form as is required by, and executed in accordance with, Section 607.1105 of the FBCA; provided, however, that if such certificate of merger and articles of merger specify a later time, then the Merger shall become effective upon such specified later time. The time of such effectiveness is hereinafter called the "Effective Time."

         4. ARTICLES OF INCORPORATION. The Articles of Incorporation of Coast Florida shall, as of the Effective Time, be the Articles of Incorporation of Coast Florida after the Effective Time in full force and effect unless and until the same shall thereafter be amended or repealed in accordance with the provisions thereof and the FBCA. Immediately prior to the Effective Time, Coast Florida shall file such Amended and Restated Articles of Incorporation with the Department of State of the State of Florida.

         5. NAME. The name of the Surviving Corporation, as of the Effective Time, shall be "Coast Dental Services, Inc."

         6. BYLAWS. The Bylaws of Coast Florida in existence as of the Effective Time shall be the Bylaws of Coast Florida at the Effective Time, and shall continue in full force and effect after the Effective Time unless and until thereafter the same shall be amended or repealed in accordance with the provisions thereof, the Amended and Restated Articles of Incorporation of Coast Florida and the FBCA.

         7. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of CDS immediately prior to the Effective Time shall be and constitute the directors and officers of Coast Florida until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Amended and Restated Articles of Incorporation and Bylaws of Coast Florida and the FBCA.

         8. REQUIRED APPROVALS. This Agreement is subject to the adoption and approval at the Annual Meeting of the holders of a majority of the outstanding
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shares of the CDS common stock entitled to vote thereon at the Annual Meeting
(the "CDS Shareholder Approval"). As of August 2, 2002, 2,091,206 shares of common stock, par value $0.001 per share, of CDS (the "CDS Common Stock") were outstanding. This Agreement has been adopted and approved by CDS, the sole shareholder of Coast Florida, in accordance with Section 607.1103 of the FBCA. As of August 29, 2002, 100 shares of common stock, par value $0.01 per share, of COAST Florida (the "Coast Florida Shares") were outstanding.

         9. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any securities thereof:

                  (a) Cancellation of Certain Capital Stock of CDS. Each of the shares of CDS Common Stock that are owned by CDS as treasury stock or any of its subsidiaries shall be canceled and cease to exist.

                  (b) Conversion of CDS Common Stock. Each issued and outstanding share of CDS Common Stock (excluding shares canceled under Section 9(a)) shall be converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.001, of Coast Florida (the "CF Common Stock").

                  (c) Conversion of CDS Stock Options. Each stock option of CDS to purchase shares of CDS Common Stock (the "CDS Stock Options") issued pursuant to CDS stock option plans (as assumed by COAST Florida by virtue of the Merger) shall be converted into the right to receive a stock option to purchase, on the same terms and conditions as were applicable under such CDS Stock Options, the same number of shares of CF Common Stock, and each agreement representing such CDS Stock Options shall for all purposes be deemed to evidence the ownership of a stock option to purchase shares of COAST Common Stock.

                  (d) Cancellation of CDS Securities Upon Conversion. Upon the conversion of the CDS Common Stock and the CDS Stock Options pursuant to paragraphs (b) and (c) of this Section 9, respectively, such securities shall be canceled and cease to exist, and each holder a certificate or instrument representing such securities shall cease to have any rights with respect thereto, other than the right to receive securities of Coast Florida as provided in paragraphs (b) and (c) above, as the case may be.
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                  (f) Cancellation of the Coast Florida Shares. Each Coast
         Florida Share that is issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist.

         10. CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of CDS shall be closed and no transfer of any capital stock of CDS shall thereafter be made. If, at the Effective Time, certificates representing any shares of such capital stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the merger consideration specified in Section 9.

         11. REPRESENTATIONS AND WARRANTIES. Each Constituent Corporation hereby represents and warrants to the other that such Constituent Corporation: (i) is a corporation duly organized and in good standing in its jurisdiction of incorporation; (ii) has obtained the approval of its board of directors to effect the Merger; and (iii) has full power and authority to execute, deliver and perform this Agreement.


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         12.  CLOSING CONDITIONS; THE CLOSING.

                  (a) Closing Conditions. The consummation of the Merger and the other transactions contemplated hereby is conditioned upon the satisfaction of the following conditions: (i) the CDS Shareholder Approval shall have been obtained; (ii) all required consents, orders, approvals and all other requirements prescribed by applicable law or otherwise shall have been obtained; and (iii) there shall not be any pending or threatened litigation, action or proceeding concerning the Merger or any other transaction contemplated by this Agreement that, in the judgment of the Board of Directors of CDS, would materially adversely affect any Constituent Corporation or any right of their shareholders. The Constituent Corporations shall use their commercially reasonable efforts to satisfy the foregoing conditions.

                  (b) Closing. The closing under this Agreement shall occur on a date not more than ten business days following the satisfaction of the foregoing conditions at a place mutually agreed upon by the Constituent Corporations.

         13. TERMINATION OR ABANDONMENT OF THE MERGER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the respective Board of Directors of CDS, if the Board of Directors of CDS shall determine, whether before or after having received shareholder approval, for any reason that the consummation of the transactions contemplated hereby would be inadvisable or not in the best interest of CDS or its shareholders.

         14. AMENDMENTS. At any time prior to the Effective Time, the Constituent Corporations may by written agreement amend, modify or supplement any provision of this Agreement, provided that no such amendment, modification or supplement may be made if, in the sole judgment of the Board of Directors of CDS, it would adversely affect the rights and interests of CDS shareholders in any material respect.

         15. FURTHER ASSURANCES. The Constituent Corporations each agree to execute such documents and instruments and to take such further action as may be necessary or desirable to consummate the Merger.

         16. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either Constituent Corporation without the consent of the other Constituent Corporation. This Agreement shall be binding upon and inure to the

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benefit of the respective successors and permitted assigns of the Constituent
Corporations.

         17. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts when taken together shall constitute one and the same instrument.

         18. INSPECTION OF AGREEMENT. A copy of this Agreement is on file at the principal place of business of Coast Florida, c/o Coast Dental Services, Inc., 2502 North Rocky Point Drive, Suite 1000, Tampa, Florida 33607, and will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of either Constituent Corporation.

         19. GOVERNING LAW. This Agreement shall in all respects be construed under and in accordance with the laws of the State of Florida applicable to contracts to be fully performed in such State, without giving effect to applicable choice of law principles.

         20. HEADINGS. The headings set forth herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         21. SERVICE OF PROCESS. From and after the Effective Time, Coast Florida hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of either Constituent Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding.

         22. EXTENSIONS OF TIME. At any time prior to the Effective Time, the Constituent Corporations may, by written agreement, extend time for performance of any of their obligations or other acts hereunder.

         IN WITNESS WHEREOF, each of CDS and Coast Florida has caused this Agreement and Plan of Merger to be executed on its behalf by its officers duly authorized, all as of the date first above written.

                           COAST DENTAL SERVICES, INC.

                           By:    /S/ TEREK DIASTI
                              ------------------------------------
                                  Terek Diasti
                                  Chief Executive Officer


                           COAST FLORIDA ACQUISITION, INC.

                           By:   /S/ TEREK DIASTI
                              ------------------------------------
                                 Terek Diasti
                                 Chief Executive Officer